UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2012

EPOLIN, INC.
(Exact name of registrant as specified in its charter)

Commission file number 000-17741

New Jersey	22-2547226
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

358-364 Adams Street Newark, New Jersey	07105
(Address of principal executive offices)	(Zip Code)

Registrant’s  telephone number, including area code:  (973) 465-9495

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03  Material Modification to Rights of Security Holders.

Merger Agreement

On March 16, 2012, Epolin, Inc. (the “Company” or “Epolin”) filed a Current Report on Form 8-K disclosing that the Company had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Polymathes Holdings I LLC, a New Jersey limited liability company (the “Parent”), and Polymathes Acquisition I Inc., a New Jersey corporation and wholly owned subsidiary of the Parent (the “Purchaser”), pursuant to which Parent has agreed to cause the Purchaser to commence a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, no par value per share, of the Company (the “Shares”), at a price of $0.22 per Share (the “Offer Price”), paid to the seller in cash, without interest thereon and subject to applicable withholding taxes.

The Offer expired at 5:00 PM, New York City time, on June 12, 2012.  Purchaser accepted for payment in accordance with the terms of the Offer 10,239,351 Shares that were validly tendered and not withdrawn in the Offer which represented approximately 82.2% of all outstanding Shares on a fully diluted basis.  On June 13, 2012, Epolin issued a press release announcing the results and expiration of the Offer.

Pursuant to the Merger Agreement and as previously reported, following the completion of the Offer, the Parent would become the owner of 100% of the equity interests of Epolin by completing a merger of Purchaser and Epolin by means of a long-form merger (the “Merger”) pursuant to which each Share that is not tendered and accepted in the Offer would be cancelled and converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”).

On July 17, 2012, Epolin filed a Definitive Information Statement on Schedule 14C with the SEC relating to completion of the Merger which document was mailed to Epolin stockholders.  Pursuant thereto, Epolin reported that on July 2, 2012 Purchaser, who on such date owned 10,239,351 Shares representing approximately 82.2% of all outstanding Shares, delivered a written consent to the Company adopting the Merger Agreement and authorizing the transactions contemplated by the Merger Agreement, including the Merger.  As a result, no further action by any other Epolin stockholder was required to adopt the Merger Agreement, including the Merger.  Notwithstanding the foregoing, federal securities laws state that the Merger may not be completed until 20 days after the date of mailing the information statement to Epolin stockholders.

Accordingly, following the expiration of such 20 day period, Epolin filed a Certificate of Merger with the State of New Jersey which became effective as of August 13, 2012.  Pursuant thereto, each issued and outstanding share of Epolin common stock (other than shares held in the treasury of the Company, shares owned by the Purchaser or Parent, and shares held by stockholders if any who have properly demanded appraisal rights) was converted into the right to receive from the Company the Merger Consideration.  At the effective time of the Merger, Epolin stockholders immediately prior to the effective time ceased to have any rights as stockholders in Epolin (other than their right to receive the Merger Consideration) and accordingly no longer have any interest in Epolin’s future earnings or growth.

As soon as reasonably practicable after the effective time of the Merger, Epolin will cause the paying agent to mail to each stockholder of record a letter of transmittal and instructions for use in effecting the surrender of remaining outstanding Shares in exchange for the Merger Consideration.

A copy of the Certificate of Merger is filed as Exhibit 3.1 to this report and is incorporated by reference in this Item 3.03.

Item 5.01  Change in Control of Registrant

As a result of the Merger, the Company has become a direct wholly-owned subsidiary of Parent.  The disclosure under Item 3.03 is incorporated herein by reference.

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, Murray S. Cohen and James Ivchenko have resigned as directors of the Company, effective August 13, 2012.  The number of directors has been reduced to three.  William S. Walsh, John Wachter, and William Golden remain as directors of the Company.

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change of Fiscal Year

In connection with the consummation of the Merger, the Company’s certificate of incorporation and bylaws were amended and restated in their entirety to be identical to the certificate of incorporation and bylaws of Purchaser as in effect immediately prior to the consummation of the Merger, except that the name of the surviving corporation set forth therein is “Epolin, Inc.”  The fiscal year for the Company will now begin on January 1 of each year.  A copy of the restated bylaws of the Company is filed as Exhibit 3.1 to this report and is incorporated by reference in this Item 5.03.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

3.1	Certificate of Merger

3.2	Amended and Restated Bylaws of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPOLIN, INC.
(Registrant)

Dated: August 14, 2012	By:	/s/ John Wachter
	Name:	John Wachter
	Title:	Chairman of the Board